Artisan Partners Asset Management Inc. Reports November 2016 Assets Under Management
Milwaukee, WI - December 9, 2016 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management (AUM) as of November 30, 2016 totaled $97.2 billion. Separate accounts accounted for $47.3 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $49.9 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of November 30, 2016 - ($ Millions)
Global Equity Team
Non-U.S. Growth	24,308
Non-U.S. Small-Cap Growth	919
Global Equity	1,136
Global Small-Cap Growth	36

U.S. Value Team
U.S. Mid-Cap Value	6,730
Value Equity	1,816

Growth Team
U.S. Mid-Cap Growth	13,733
U.S. Small-Cap Growth	2,315
Global Opportunities	10,193

Global Value Team
Non-U.S. Value	17,436
Global Value	15,656

Emerging Markets Team
Emerging Markets	226

Credit Team
High Income	1,801

Developing World Team
Developing World	891

Firm Total	$97,196	[1]
1 In November, Artisan Funds made their annual income and capital gains distributions. As a result, November month-end AUM includes the impact of approximately $294 million of cash outflows related to distributions not re-invested in the funds.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com